EXHIBIT 17.2


                                   RESIGNATION

     This will confirm that effective February 16, 2005, the undersigned hereby resigns as a director of Maxi Group, Inc. (the "Company") effective upon the expiration of the ten day time period following the mailing of the Form 14F-1 by the Company. This will confirm that my resignation is not as a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.


                                             /s/ Todd Stimpson
                                             -----------------------------------
                                             Todd Stimpson